UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 23, 2012

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure.

On March 27, 2012, International Lease Finance Corporation (the “Company”) issued a press release announcing the repayment and termination of its $750,000,000 Term Loan 1 Credit Agreement, dated as of March 17, 2010, among the Company, ILFC Ireland Limited and ILFC (Bermuda) III, Ltd., as initial intermediate lessees, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent and Goldman Sachs Lending Partners LLC, as syndication agent, and its Term Loan 1 Aircraft Mortgage and Security Agreement, dated as of March 17, 2010, among the Company, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., the additional grantors from time to time party thereto and Bank of America, N.A., as collateral agent (collectively, the “Term Loan”).  The press release is attached to this Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01   Other Events.

On March 23, 2012, the Company repaid in full and terminated the Term Loan.  The Term Loan was secured by 45 aircraft and related equipment and leases.  The aircraft had an average appraised base market value, as defined in the loan agreement, of approximately $1.2 billion as of March 17, 2012.  The Term Loan was scheduled to mature on March 17, 2015, and bore interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%.  The Company was permitted to voluntarily prepay the Term Loan at any time.  The Term Loan required a loan-to-value ratio of no more than 63%, and contained customary covenants and events of default, including limitations on the ability of the Company and its subsidiaries, as applicable, to (i) create liens; (ii) incur additional indebtedness; (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and (iv) enter into transactions with affiliates.  The repayment was made using a portion of the proceeds from the Company’s issuance of 4.875% senior notes due 2015 and 5.875% senior notes due 2019, which closed on March 19, 2012.

Item 9.01               Financial Statements and Exhibits.

The following exhibit is included with this report and is being furnished solely for purposes of Item 7.01 of this Form 8-K:

(d)  Exhibits

Exhibit Number	Description

99.1	Press Release dated March 27, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: March 27, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 27, 2012